Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
Ed Mattix	Jane Okun
IHS	IHS
(303) 397-2467	(303) 397-2747
ed.mattix@ihs.com	jane.okun@ihs.com

Christoph v. Grolman Named to IHS Board of Directors

ENGLEWOOD, Colo., March 19, 2006 — IHS Inc. (NYSE: IHS), a global provider of critical technical information, decision-support tools and related services, today announced the appointment of Christoph v. Grolman to its board of directors.  His term will last until 2009.  Mr. Grolman replaces Michael v. Staudt, who resigned from the board.

Mr. Grolman was recently elected as TBG’s joint-chief executive officer. Previously, he served as executive director of TBG and as executive vice president of TBG, responsible for an industrial operating group and venture investments.  Prior to joining TBG in 2002, Mr. Grolman was a consultant with Roland Berger & Partner Management Consultants.

“I am delighted that Christoph Grolman has been elected unanimously to join the IHS board,” said C. Michael Armstrong, IHS board member and chair of the company’s nominating and corporate governance committee. “We are very fortunate to add Christoph’s strategic and business insights, and look forward to leveraging his deep experience as we continue our initiatives for aggressive, sustainable growth.”

About IHS (www.ihs.com)

IHS (NYSE: IHS) is a leading provider of critical technical information, decision-support tools and related services to customers around the world. Our data and services are used primarily by the energy, defense, aerospace, construction, electronics, and automotive industries. IHS translates the value of our global information, expertise and knowledge to enable customer success and create customer delight on a daily basis. Ranging from governments and large multinational corporations to smaller companies and technical professionals in more than 100 countries, customers rely on our offerings to facilitate decision making, support key processes and improve productivity. IHS has been in business for nearly 50 years and employs more than 2,500 people around the world.

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IHS is a registered trademark of IHS Inc.  All other company and product names may be trademarks of their respective owners. Copyright © 2007 IHS Inc.  All rights reserved.

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